Exhibit 99.1
For Immediate Release
Contact:
Carrie McIntyre
SVP, Treasurer
(703) 387-3320
Interstate Hotels & Resorts Reports Strong First-Quarter 2006 Results
     ARLINGTON, Va., May 3, 2006—Interstate Hotels & Resorts (NYSE: IHR), the nation’s largest independent hotel management company, today reported strong operating results for the first quarter ended March 31, 2006. The company exceeded its earnings guidance for the quarter and raised its 2006 full-year guidance. The company’s performance for the first quarter includes the following (in millions, except per share amounts):

	First Quarter
	2006	2005
Total revenue (1)	$59.4	$46.1
Net income (loss)	$0.7	$(1.4)
Diluted earnings (loss) per share	$0.02	$(0.05)
Adjusted EBITDA (2)	$14.1	$3.4
Adjusted net income (2)	$5.8	$(0.8)
Adjusted diluted EPS (2)	$0.19	$(0.03)

(1)	Total revenue excludes other revenue from managed properties (reimbursable costs).

(2)	Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS are non-GAAP financial measures and should not be considered as an alternative to any measures of operating results under GAAP. See further discussion of non-GAAP financial measures and reconciliation to net income later in this press release.
     Highlights for the first quarter include:
•	Posted an 11.3 percent improvement in revenue per available room (RevPAR), compared to an average industry gain of 9.7 percent.

•	Added 10 management contracts.
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•	Exceeded forecasted operating income on two wholly-owned hotels by 20 percent, led by the Hilton Concord.

•	Achieved strong gains within the company’s corporate housing subsidiary, led by operations in the London market.

•	Reduced debt by over $5 million.
     Included in the 2006 first quarter results are $3.2 million of proceeds from business interruption insurance related to Hurricane Charley, as well as one-time termination payments of $4.1 million from MeriStar Hospitality related to their recent sale of 10 Florida-based properties. Also included in the results is an $8.5 million impairment of intangible assets primarily related to the termination of 18 management contracts as a result of property dispositions by MeriStar Hospitality.
Hotel Operating Results
     Same-store3 RevPAR for all managed hotels in the first quarter of 2006 increased 11.3 percent to $79.49, which exceeded the upper end of the company’s guidance and the industry average of 9.7 percent, as reported by Smith Travel Research. Average daily rate (ADR) advanced 8.3 percent to $116.13, and occupancy increased 2.7 percent to 68.4 percent.
     Same-store RevPAR for all full-service managed hotels rose 11.1 percent to $83.11. ADR improved 8.3 percent to $121.09, with occupancy advancing 2.5 percent to 68.6 percent.
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[3]	Please see footnote 6 to the financial tables within this press release for a detailed explanation of “same-store” hotel operating statistics.

Interstate

     Same-store RevPAR for all select-service managed hotels increased 12.7 percent to $63.09, led by an 8.7 percent gain in ADR to $93.32 and a 3.7 percent improvement in occupancy to 67.6 percent.
     “Our operating results for both managed and owned hotels continue to exceed the industry average,” said Thomas F. Hewitt, chief executive officer. “We are taking full advantage of the favorable market conditions across all key lodging segments as we focus on aggressive management of room rate, while also holding costs in check.
     “Our strategy of diversifying our earnings stream produced positive results in the first quarter,” he said. “Our two wholly-owned hotels performed very well in the period, led by the 329-room Hilton Concord in San Francisco, which exceeded our projections. The 195-room Hilton Durham near Duke University, which we acquired in the 2005 fourth quarter, performed in line with projections.
     “At our Durham hotel, we will begin a $2.6 million renovation in the second quarter, to be completed in phases to minimize guest disruptions. The hotel underwent a $2.8 million renovation of the public areas, restaurants, meeting facilities and some guest rooms, prior to our acquisition, and the additional scheduled upgrades will complete this refurbishment. The hotel will be well positioned to operate to its full potential in this market.
     “We also added 10 new management contracts to our portfolio in the period, including a portfolio of six hotels in Cleveland, and the 444-room Hilton Times Square in Manhattan.
     “Acquisitions of properties, both in joint ventures and through whole-ownership, are an important avenue of growth for us and a way for us to further diversify our earnings stream,”
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Hewitt added. “During the quarter, we continued to seek opportunities for selective ownership. Our pipeline remains active, and we expect to announce additional transactions in the second and third quarters, including a whole-ownership acquisition and joint-venture acquisitions consisting of properties we recently began managing.”
BridgeStreet Growth Continues
     “Our BridgeStreet corporate housing subsidiary also performed extremely well during the period, above expectations and prior year. Results were led by robust operations in London, where BridgeStreet is the leading and the largest serviced apartment provider,” Hewitt noted. “We expanded our presence in London with the addition of 77 units early in the second quarter and are on track to increase our inventory in both London and Paris in 2006. We also are looking at opportunities to expand our worldwide presence through our Global Partner program.
     “We completed two important transactions in the first quarter that increased BridgeStreet’s U.S. network of corporate apartments. We signed an agreement with AMLI Residential, a large multi-family real estate company, to operate all the units in their short-term furnished housing division, which are located in nine major U.S. markets. We also acquired Twelve Oaks Corporate Residences, Inc., which is based in Chicago, including the assumption of all leases related to Twelve Oaks’ 13 furnished apartment complexes. The transaction adds approximately 300 furnished apartment units to BridgeStreet’s local inventory, nearly doubling its presence in the Chicago area, one of its core strategic markets.”
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Balance Sheet Changes
     On March 31, 2006, Interstate had:
•	Total cash of $13.5 million.

•	Total debt of $79.8 million, consisting of $60.8 million of senior debt and $19.0 million of non-recourse mortgage debt.
     “Using cash flows from operations, the company was able to pay down over $5 million on its senior credit facility during the quarter, further strengthening our balance sheet.” said Bruce Riggins, chief financial officer. “Our leverage is at a historical low, and we now have more than $40 million available in cash and under our credit line to fund our near-term acquisition opportunities.”
Outlook and Guidance
     “The lodging industry trends remain positive, with strong demand from both business and leisure sectors,” Hewitt noted. “Industry analysts forecast favorable fundamentals for the hotel industry for at least the next several years. We are well positioned to take advantage of the current economic environment as both an operator and owner. Our size, financial strength, and flexibility give us a competitive advantage.”
     The company provides the following guidance for the second-quarter and full-year 2006:
•	RevPAR, on a same-store basis, is expected to increase 9.0 to 10.0 percent in the second quarter and 7.5 to 9.5 percent for the full year;

•	Net income of $1.0 million to $1.6 million in the second quarter and $11.2 million to $12.4 million for the full year;

•	Earnings per diluted share of $0.03 to $0.05 for the second quarter and $0.36 to $0.40 for the full year;
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•	Adjusted net income of $1.0 million to $1.6 million in the second quarter and $16.3 million to $17.5 million for the full year;

•	Adjusted earnings per diluted share of $0.03 to $0.05 for the second quarter and $0.52 to $0.56 for the full year;

•	Adjusted EBITDA of $6.5 million to $7.5 million for the second quarter and $47 million to $49 million for the full year.
     Interstate will hold a conference call to discuss its first-quarter results today, May 3rd, at 11 a.m. Eastern Time. To hear the webcast, interested parties may visit the company’s Web site at www.ihrco.com and click on Investor Relations and then First-Quarter Conference Call. A replay of the conference call will be available until midnight on Wednesday, May 10, 2006, by dialing (800) 405-2236, reference number 11058668, and an archived webcast of the conference call will be posted on the company’s Web site through June 3, 2006.
     As of March 31, Interstate Hotels & Resorts operated 282 hospitality properties with nearly 64,000 rooms in 41 states, the District of Columbia, Canada, and Russia. BridgeStreet Worldwide, an Interstate Hotels & Resorts subsidiary, is one of the world’s largest corporate housing providers. BridgeStreet and its network of Global Partners offer more than 8,900 corporate apartments located in more than 95 MSAs throughout the United States and internationally . For more information about Interstate Hotels & Resorts, visit the company’s Web site: www.ihrco.com.
Non-GAAP Financial Measures
     Included in this press release are certain non-GAAP financial measures, which are measures of our historical or estimated future performance that are different from measures
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calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules, that we believe are useful to investors. They are as follows: (i) Earnings before interest expense, taxes, depreciation and amortization (or “EBITDA”) and (ii) Adjusted EBITDA, Adjusted net income (loss), and Adjusted diluted EPS. The following discussion defines these terms and presents the reasons we believe they are useful measures of our performance.
EBITDA
     A significant portion of our non-current assets consists of intangible and long lived assets, which includes the cost of our two owned hotels. Intangible assets, excluding goodwill, are amortized over their expected term. Property and equipment is depreciated over its useful life. Because amortization and depreciation are non-cash items, management and many industry investors believe the presentation of EBITDA is useful. EBITDA represents consolidated earnings before interest expense, income taxes, depreciation and amortization. We believe EBITDA provides useful information to investors regarding our performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions. It is also widely used by management in the annual budget process. We believe that the rating agencies and a number of lenders use EBITDA for those purposes and a number of restrictive covenants related to our indebtedness use measures similar to EBITDA presented herein.
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Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS
     We define Adjusted EBITDA as excluding the effects of certain charges, transactions and expenses incurred in connection with events management believes are not reasonably likely to recur or have a continuing effect on our ongoing operations. These charges include restructuring and severance expenses, asset impairments and write-offs, equity in earnings (losses) of affiliates, gains and losses on asset dispositions and other investments, and other non-cash charges.
     Similarly, we define Adjusted net income (loss) and Adjusted diluted EPS as net income (loss) and diluted EPS, without the effects of those same charges, transactions and expenses described earlier. We believe that Adjusted EBITDA and Adjusted net income (loss) and Adjusted diluted EPS are useful performance measures because including these expenses, transactions, and special charges may either mask or exaggerate trends in our ongoing operating performance. Furthermore, performance measures that include these charges may not be indicative of the continuing performance of our underlying business. Therefore, we present Adjusted EBITDA and Adjusted net income (loss) and Adjusted diluted EPS because they may help investors to compare our performance before the effect of various items that do not directly affect our ongoing operating performance.
Limitations on the use of EBITDA, Adjusted EBITDA and Adjusted Net Income
     We calculate EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS as we believe they are important measures for our management and our investors understanding of our operations. These may not be comparable to measures with similar titles as
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calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash receipts and expenditures from investments, interest expense and other non-cash items have been and will be incurred and are not reflected in the EBITDA and Adjusted EBITDA presentations. Adjusted net income and Adjusted diluted EPS do not include cash receipts and expenditures related to those items and charges. Management compensates for these limitations by separately considering these excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS should not be considered a measure of our liquidity. Adjusted net income and Adjusted diluted EPS should also not be used as a measure of amounts that accrue directly to our stockholders’ benefit.
     This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking, although not all forward-looking statements will contain such words. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the volatility of the national economy, changes in business and leisure travel patterns or levels, fuel cost, economic conditions generally and the hotel and real estate markets specifically, international and geopolitical instability, health concerns, threatened or actual terrorist attacks, governmental actions, legislative and regulatory changes, availability of debt and equity capital, interest rates, competition, weather conditions or natural disasters, changes in supply and demand for lodging facilities in our current and proposed market areas, and the Company’s ability to manage integration and growth. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K for the year ended December 31, 2005.

Interstate Hotels & Resorts, Inc.
Historical Statements of Operations
(Unaudited, In thousands except per share amounts)

	Three Months Ending March 31,
	2006	2005
Revenue:
Lodging	$5,037	$1,758
Management fees	9,488	7,575
Management fees — related parties (1)	13,375	6,619
Corporate housing	27,765	27,399
Other	3,711	2,757

	59,376	46,108
Other revenue from managed properties	224,949	191,887

Total revenue	284,325	237,995

Operating expenses by department:
Lodging	3,888	1,520
Corporate housing	22,990	23,409
Undistributed operating expenses:
Administrative and general	18,371	18,001
Depreciation and amortization	2,060	2,159
Restructuring and severance	—	1,947
Asset impairments and write-offs (2)	8,550	1,062

	55,859	48,098
Other expenses from managed properties	224,949	191,887

Total operating expenses	280,808	239,985

OPERATING INCOME (LOSS)	3,517	(1,990)

Interest income	386	141
Interest expense (3)	(2,063)	(3,932)
Equity in earning (loss) of affiliates	(557)	2,842
Gain on sale of investments (8)	—	385

INCOME (LOSS) BEFORE MINORITY INTEREST AND INCOME TAXES	1,283	(2,554)

Income tax (expense) benefit	(519)	1,001
Minority interest (expense) benefit	(18)	18

INCOME (LOSS) FROM CONTINUING OPERATIONS	746	(1,535)
Income from discontinued operations, net (4)	—	111

NET INCOME (LOSS)	$746	$(1,424)

BASIC AND DILUTIVE EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.02	$(0.05)
Discontinued operations	—	0.00

Basic and dilutive earnings (loss) per share	$0.02	$(0.05)

Weighted average shares outstanding (in thousands):
Basic	30,685	30,455
Diluted (5)	30,920	30,455

Interstate Hotels & Resorts, Inc.
Hotel Level Operating Statistics
(Unaudited)

	Three Months Ending March 31,
	2006	2005	% change
Same-store hotel operating statistics (6):

Full-service hotels:
Occupancy	68.6%	66.9%	2.5%
ADR	$121.09	$111.77	8.3%
RevPAR	$83.11	$74.81	11.1%

Select-service hotels:
Occupancy	67.6%	65.2%	3.7%
ADR	$93.32	$85.89	8.7%
RevPAR	$63.09	$55.97	12.7%

Total:
Occupancy	68.4%	66.6%	2.7%
ADR	$116.13	$107.20	8.3%
RevPAR	$79.49	$71.41	11.3%

Interstate Hotels & Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures (7)
(Unaudited, in thousands except per share amounts)

	Three Months Ending March 31,
	2006	2005
Net income (loss)	$746	$(1,424)
Adjustments:
Depreciation and amortization	2,060	2,159
Interest expense, net	1,677	3,791
Discontinued operations, net (4)	—	157
Income tax expense (benefit)	519	(1,001)

EBITDA	5,002	3,682
Restructuring and severance	—	1,947
Asset impairments and write-offs (2)	8,550	1,062
Gain on sale of investments (8)	—	(385)
Equity in (earnings) losses of affiliates	557	(2,842)
Minority interest expense (benefit)	18	(18)

Adjusted EBITDA	$14,127	$3,446

	Three Months Ending March 31,
	2006	2005
Net income (loss)	$746	$(1,424)
Adjustments:
Restructuring and severance	—	1,947
Asset impairments and write-offs (2)	8,550	1,062
Gain on sale of investments (8)	—	(385)
Deferred financing costs write-off (3)	—	1,847
Equity interest in the gain on sale of a joint venture property (9)	—	(3,653)
Equity in the write-off of deferred financing costs (10)	—	295
Minority interest	(60)	(6)
Income tax rate adjustment (11)	(3,481)	(524)

Adjusted net income (loss)	$5,755	$(841)

Adjusted diluted earnings (loss) per share	$0.19	$(0.03)

Weighted average number of common shares outstanding (in thousands):
Diluted (5)	30,920	30,455

Interstate Hotels & Resorts, Inc.
Outlook Reconciliation (7), (12)
(Unaudited)

	Forecast
	Three months	Year ending
	ending	December 31,
	June 30, 2006	2006
Net income	$1,300	$11,800
Depreciation and amortization	2,700	10,300
Interest expense, net	1,850	7,800
Income tax expense	950	8,200

EBITDA	6,800	38,100

Asset impairments and write-offs (2)	—	8,600
(Gain ) Loss on sale of investments	—	—
Equity in losses of affiliates	200	1,100
Minority interest expense	—	200

Adjusted EBITDA	$7,000	$48,000

Net income	$1,300	$11,800
Adjustments to net income:
Asset impairments and write-offs (2)	—	8,600
Income tax rate adjustment (11)	—	(3,500)

Adjusted net income	$1,300	$16,900

Adjusted diluted earnings per share (5)	$0.04	$0.54

Interstate Hotels & Resorts, Inc.
Notes to Financial Tables
(Unaudited)

(1)	Related parties include MeriStar Hospitality, the hotels included in our real estate joint ventures and a small number of our hotels which are affiliated with certain of our directors.

(2)	This amount represents losses recorded for intangible costs associated with terminated management contracts and other asset impairments.

(3)	For the three months ended 2005, interest expense includes $1,847 of deferred financing fees expensed in connection with the refinancing of our senior secured credit facility.

(4)	In September 2005, we completed the sale of the Pittsburgh Airport Residence Inn by Marriott. Accordingly, we have presented its operations as discontinued operations for the periods presented. In addition, the calculation of EBITDA reflects the add back of interest expense, depreciation and amortization, and income taxes related to those discontinued operations.

(5)	Our diluted earnings (loss) per share assumes the issuance of common stock for all potentially dilutive common stock equivalents outstanding. Potentially dilutive shares include restricted stock and stock options granted under our comprehensive stock plan and operating partnership units held by minority partners. No effect is shown for any securities that are anti-dilutive.

(6)	We present certain operating statistics (i.e. occupancy, RevPAR and ADR) for the periods included in this report on a same-store hotel basis. We define our same-store hotels as those which (i) are managed by us for the entirety of the reporting periods being compared or have been managed by us for part of the reporting periods compared and we have been able to obtain operating statistics for the period of time in which we did not manage the hotel, and (ii) have not sustained substantial property damage, business interruption or undergone large-scale capital projects during the reporting periods being reported. In addition, the operating results of hotels for which we no longer managed as of March 31, 2006 are also not included in same-store hotel results for the periods presented herein. Of the 282 properties that we managed as of March 31, 2006, 256 hotels have been classified as same-store hotels. RevPar is defined as revenue per available room. ADR is defined as average daily rate.

(7)	See discussion of EBITDA, adjusted EBTIDA, adjusted net income (loss) and adjusted diluted earnings (loss) per share, located in the “Non-GAAP Financial Measures” section, described earlier in this press release.

(8)	In the first quarter of 2005, we recognized a gain of $385 from the exercise of stock warrants for stock in an unaffiliated company.

(9)	This amount is included in equity in earnings (losses) of affiliates and represents our portion of the gain on the sale of the Hilton San Diego Gaslamp hotel and related retail space, which was owned by one of our joint ventures.

(10)	This amount is included in equity in earnings (losses) of affiliates and represents our portion of deferred financing costs written off in connection with the refinancing of the MIP joint venture’s senior debt.

(11)	This amount represents adjustments to recorded income tax expense at an effective tax rate of 41% as of March 31, 2006 and 28% as of March 31, 2005. In 2005, this effective tax rate differs from the effective tax rate reported in our historical statements of operations.

(12)	Our outlook reconciliation uses the mid-point of our estimates.